Ally Financial Announces Management Changes

DETROIT – Ally Financial Inc. (Ally) today announced that Barbara Yastine has been appointed to the newly-created role of chief administrative officer, effective immediately, as Samuel Ramsey, chief risk officer, elected to leave the company for personal reasons.  Ramsey made the decision to resign on May 7, 2010, and will remain with Ally until May 31, 2010.  After that time, he will serve as an advisor on key strategic initiatives as the company continues its transformation.

As CAO, Yastine will have responsibility for the risk, compliance, legal, and technology functions.  She will report to Ally Chief Executive Officer Michael A. Carpenter and be based in New York, NY.

“Barbara is an accomplished leader and brings a broad range of financial services experience to the company,” said Carpenter.  “In this new role, she will have oversight of the key risk management and control activities that are critical as a bank holding company.  Her capabilities will complement that of our existing management team, and I’m pleased to welcome her to Ally.”

“Sam has been instrumental in the company’s leadership in recent years, including initiatives related to the transition to a bank holding company as well as strengthening the company’s capital position during a critical period,” said Carpenter.  “I want to thank him for his contribution and am pleased that we will continue to benefit from his experience in an advisory capacity.”

Yastine is a seasoned executive with diverse experience at financial services companies.  Most recently, she served as a principal of Southgate Investment Partners, LLC.   Prior to that, she was chief financial officer for Credit Suisse First Boston from 2002 to 2004 and had responsibility for controllership, treasury, risk management, strategy, mergers and acquisitions, and tax.  She was with Citigroup and its predecessors for 15 years with her last position being CFO of Citigroup’s Global Corporate and Investment Bank.  During her time at Citigroup, she also served as chief auditor, chief administrative officer of the Global Consumer Group, and as executive vice president of what is now CitiFinancial.  Yastine began her career at Travelers as the head of investor relations.

About Ally Financial Inc.
Ally Financial Inc. (formerly GMAC Inc.) is one of the world’s largest automotive financial services companies.  As the official preferred source of financing for General Motors, Chrysler, Saab, Suzuki and Thor Industries vehicles, Ally offers a full suite of automotive financing products and services in key markets around the world.  Ally’s other business units include mortgage operations and commercial finance, and the company’s subsidiary, Ally Bank, offers online retail banking products.  With more than $179 billion in assets as of March 31, 2010, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

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Contact:
Gina Proia
646-781-2692
gina.proia@ally.com